Lightbridge Corporation Reports Full Year and Fourth Quarter 2009
 Financial Results

MCLEAN, VA,  March 16, 2010 – Lightbridge Corporation (NASDAQ: LTBR), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today reported  full year 2009 revenue of $10.5 million compared to $22.2 million for the full year  2008.  Revenue for three months ended December 31, 2009 was $2.1 million compared to $7.4 million for the fourth quarter of 2008.  Operating loss for the year ended December 31, 2009 was $7.2 million compared to an operating loss of $3.0 million for the year ended December 31, 2008. Operating loss for the three months ended December 31, 2009 was $2.0 million, compared to $2.4 million in the comparable year ago period.   Excluding the impact of non-cash items, adjusted net loss for the year ended December 31, 2009 would have been $2.4 million compared to adjusted net income of $3.7 million for the same period in 2008 (see “About Non-GAAP Financial Measures” near the end of this release).

Seth Grae, Lightbridge Chief Executive Officer, commented, “We’re pleased with our progress this year in both our fuel development and advisory services businesses.  Additionally, we believe that Lightbridge is poised to benefit from a noticeable and favorable shift in the nuclear energy dialogue in both Washington and in other regions of the world.  In 2010, we expect to expand our fuel development work and revenue with AREVA.  We also plan to address what we believe will be the last significant technical risk until testing and demonstration of fuel bundles in reactors with the fabrication of a full-length 3-meter metal seed rod. In our consulting and advisory services business we expect to secure additional work from the UAE and in other regions of the world and have been in active discussions for our services and capabilities with governmental and foreign entities.”

Mr. Grae added, “The March 3 introduction of the Reid-Hatch legislation in Washington is a key development for Lightbridge and further underscores the recognized benefits of thorium-based fuel and the critical role new fuel technologies will have in next generation nuclear development both here in the U.S. and around the world.”

Technological and Strategic Highlights:

•	Completion of a preliminary analysis for a VVER-1000 fuel assembly design for an 18-month fuel cycle;

•
A strategic agreement with SOSNY, the Company’s prime contractor in Russia to manage the research and development activities related to the lead test assembly ("LTA") program for Russian-designed VVER-1000 reactors;

•	Continued expansion of work with AREVA on fuel design;

•	An S-3 Shelf Registration Statement with the SEC to provide future capital raising flexibility;

•	Listing of the Company’s common shares on the NASDAQ Capital Market and completion of a 1-for-30 reverse stock split;

•
Effective March 21, 2010, Lightbridge will be added to the World Nuclear Association’s (WNA) Nuclear Energy Index; the WNA Nuclear Energy Index is a capitalization–weighted, float–adjusted index of the most prominent nuclear energy stocks in the world;

•	Received an unqualified opinion on the Company’s Sarbanes Oxley compliance for internal controls over financial reporting;

•
Recent introduction of the Thorium Energy Security Act of 2010, presented by Sen. Orin G. Hatch (R-Utah) and Harry Reid (D-Nev.), to accelerate the use of thorium-based nuclear fuel in existing and future international reactors

Discussion of Revenue and Cash Flow

Operating revenues are derived primarily from the Company’s consulting and strategic advisory services for foreign governments planning to create or expand electricity generation capabilities using nuclear power plants and are used to help fund the continued development of the Company’s nuclear fuel design technology.  Revenues are generated from the five-year consulting contracts in place in the United Arab Emirates (“UAE”) with two separate entities, including the Emirates Nuclear Energy Corporation (“ENEC”) and Federal Authority for Nuclear Regulation (“FANR”).  In 2009 revenue declined on the FANR project due to temporary delays in work during the third and fourth quarters while obtaining special security clearances, and work with ENEC slowed as the organization focused on prime contractor selection.    Year-to-year variations in revenue are the direct result of the timing of when new projects from these entities are received.

As of December 31, 2009, the company had approximately $3.0 million of cash and cash equivalents and approximately $4.5 million of working capital.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash items. Net income excluding non-cash items is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding non-cash expense is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding non-cash expense as a means to measure operating performance. The table below reconciles adjusted net income (loss) excluding non-cash expense, a non-GAAP measure, to GAAP net income (loss) for the year-ended December 31, 2009 and December 31, 2008.

	Year Ended	Year Ended
	31-Dec-09	31-Dec-08
GAAP Net Income (Loss)	$(7233)	$(2859)
Adjustments:
Expense - non-cash employee compensation	4,849	6,546
Expense - depreciation	25	25
Adjusted Net Income (Loss)	$(2,359)	$3,712

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA. with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. It leverages those broad and integrated capabilities by offering their services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Conference Call

Lightbridge Corporation will host a conference call at 11 a.m. (EST) on Tuesday, March 16, 2010.  The call will be available on the Company’s website at www.Ltbridge.com, or by calling (877) 224-2012 for U.S. callers, or +1 (702) 928-6799 for international callers, and entering conference ID: 61736262.

Lightbridge Corporation
 Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008

ASSETS

Current Assets
Cash and cash equivalents	$3,028,791	$5,580,244
Restricted cash	652,174	650,000
Accounts receivable - project revenue and reimbursable project costs	2,421,088	5,357,804
Prepaid expenses & other current assets	574,095	394,315
Total Current Assets	6,676,148	11,982,363

Property Plant and Equipment -net	97,559	108,121

Other Assets
Patent costs	241,845	217,875
Security deposits	120,486	138,418
Total Other Assets	362,331	356,293

Total Assets	$7,136,038	$12,446,777

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$2,162,221	$5,138,979

Total Liabilities	2,162,221	5,138,979

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock, $0.001par value, 500,000,000 authorized, 10,168,412 shares issued and outstanding at December 31, 2009 and 10,049,769 shares (restated for reverse stock split of 1 for 30, prior to reverse stock split was 301, 493,084 shares issued and outstanding at December 31, 2008)	10,168	10,050
Additional paid in capital - stock and stock equivalents	54,108,685	48,898,894
Accumulated Deficit	(48,723,286)	(41,489,974)
Common stock reserved for issuance, 5,721 shares and 16,135 shares (restated for reverse stock split of 1 to 30, prior to reverse stock split was 484,055 shares) at December 31, 2009 and 2008, respectively	34,750	114,787
Deferred stock compensation	(456,500)	(225,959)
Total Stockholders' Equity	4,973,817	7,307,798
Total Liabilities and Stockholders' Equity	$7,136,038	$12,446,777

Lightbridge Corporate
Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:

Consulting Revenue	$2,132,292	$7,356,780	$10,516,378	$22,219,905

Cost of Consulting Services Provided	1,301,130	5,841,848	6,228,046	11,088,723

Gross Margin	831,162	1,514,932	4,288,332	11,131,182

Operating Expenses
General and administrative	2,604,601	2,840,112	9,896,027	12,608,000
Research and development expenses	294,247	1,068,366	1,632,208	1,565,594
Total Operating Expenses	2,898,848	3,908,478	11,528,235	14,173,594

Operating loss	(2,067,686)	(2,393,546)	(7,239,903)	(3,042,412)

Other Income and (Expenses)
Interest income	705	600	22,422	162,893
Other	(9,997)	-	(15,831)	0
Realized gain (loss) on marketable securities	-	468,893	-	30,143
Total Other Income and Expenses	(9,292)	469,493	6,591	193,036

Net loss before income taxes	(2,076,978)	(1,924,053)	(7,233,312)	(2,849,376)

Income taxes	-	2,886	0	10,026

Net loss	$(2,076,978)	$(1,926,939)	$(7,233,312)	$(2,859,402)

Net Loss Per Common Share, Basic and diluted	$(0.20)	$(0.19)	$(0.72)	$(0.29)
Weighted Average Number of shares outstanding for the period used to compute per share data - (prior reporting periods restated to reflect 1 for 30 reverse stock split)	10,158,968	10,046,615	10,021,429	10,002,364

The accompanying notes are an integral part of these consolidated financial statements

LIGHTBRIDGE CORPORATION
  CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2009	2008
Operating Activities:
Net Loss	$(7,233,312)	$(2,859,402)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock based compensation	4,848,987	6,546,493
Depreciation and amortization	25,482	24,668
Gain on marketable securities - available for sale	0	(30,143)
Changes in non-cash operating working capital items:
Accounts receivable - fees and reimbursable project costs	2,936,716	(5,357,804)
Prepaid expenses and other current assets	(179,780)	(190,280)
Security deposits	17,932	(136,369)
Accounts payable, accrued liabilities and other current liabilities	(2,976,758)	1,809,455
Deferred revenue	0	(3,793,125)
Deferred project costs - net	0	371,631
Net Cash Used In Operating Activities	(2,560,733)	(3,614,876)

Investing Activities:
Property and equipment	(14,920)	(102,113)
Patent costs	(23,970)	0
Net Cash Used In Investing Activities	(38,890)	(102,113)

Financing Activities:
Proceeds from issue of common shares	50,344	49,975
Payments on notes payable and other	0	(10,433)
Increase in restricted cash	(2,174)	(650,000)
Net Cash Provided by (Used In) Financing Activities	48,170	(610,458)

Net Decrease In Cash and Cash Equivalents	(2,551,453)	(4,327,447)

Cash and Cash Equivalents, Beginning of Year	5,580,244	9,907,691

Cash and Cash Equivalents, End of Year	$3,028,791	$5,580,244

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$0	$0
Income taxes paid	$0	$10,026

The accompanying notes are an integral part of these consolidated financial statements